Exhibit 99.1

BANKUNITED, INC. REPORTS FIRST QUARTER 2015 RESULTS

Miami Lakes, Fla. — April 23, 2015 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended March 31, 2015.

For the quarter ended March 31, 2015, the Company reported net income of $46.5 million, or $0.44 per diluted share, generating a return on average stockholders' equity of 9.02% and a return on average assets of 0.96%. The Company reported net income of $55.3 million, or $0.53 per diluted share, for the quarter ended March 31, 2014.

John Kanas, Chairman, President and Chief Executive Officer, said, “Loan and deposit growth, as well as earnings for the quarter, were completely consistent with our expectations. We were also delighted to announce recently the pending acquisition of Certus’ Small Business Finance Unit.”

Performance Highlights

•	In March, 2015, the Company entered into an agreement with CertusHoldings, Inc. to acquire Certus' Small Business Finance Unit.

•	New loans and leases, including equipment under operating lease, grew by $943 million during the first quarter of 2015.

•	Total deposits increased by $749 million for the quarter ended March 31, 2015 to $14.3 billion.

•
Net interest income increased by $6.3 million to $172.7 million for the quarter ended March 31, 2015 from $166.5 million for the quarter ended March 31, 2014. Interest income increased by $11.3 million primarily as a result of an increase in the average balance of loans outstanding. Interest expense increased by $5.1 million due primarily to an increase in average interest bearing liabilities.

•
The net interest margin, calculated on a tax-equivalent basis, was 4.02% for the quarter ended March 31, 2015 compared to 5.05% for the quarter ended March 31, 2014 and 4.26% for the immediately preceding quarter ended December 31, 2014. The net interest margin continues to be impacted by the origination of new loans at current market yields lower than those on loans acquired in the FSB Acquisition (as defined below).

•	Book value and tangible book value per common share grew to $20.46 and $19.80, respectively, at March 31, 2015.
Acquisition Activity

The Company expects to close the acquisition of Certus' Small Business Finance Unit in the second quarter of 2015. In connection with the transaction, the Company will acquire the Small Business Finance Unit’s loan portfolio, which totaled $203 million at January 31, 2015 as well as certain other operating assets and liabilities. The purchase price for the transaction will be a $20 million premium to tangible net asset value, as defined. The total cash purchase price is expected to approximate $233 million, and will be determined based on the closing date balance sheet of the Small Business Finance Unit. The transaction is expected to be approximately 2% accretive to earnings in the second half of 2015 and approximately 3% accretive to 2016 earnings. The tangible book value earn back period is expected to be approximately 2 years.

Capital

The Company and its banking subsidiary continue to exceed all regulatory guidelines required to be considered well capitalized. The Company’s regulatory capital ratios at March 31, 2015 were as follows:

Tier 1 leverage	10.3%

Common Equity Tier 1 ("CET1") risk-based capital	14.9%

Tier 1 risk-based capital	14.9%

Total risk-based capital	15.7%

Loans and Leases

Loans, net of premiums, discounts and deferred fees and costs, increased to $13.2 billion at March 31, 2015 from $12.4 billion at December 31, 2014.  New loans grew to $12.2 billion while covered loans declined to $988 million at March 31, 2015.

For the quarter ended March 31, 2015, new commercial loans, including commercial real estate loans, commercial and industrial loans, and loans and leases originated by our commercial finance subsidiaries, grew $822 million to $9.5 billion. New residential loans grew by $69 million to $2.6 billion during the first quarter of 2015.

The New York franchise contributed $554 million to new loan growth for the quarter while the Florida franchise contributed $185 million. The Company's national platforms contributed $152 million of new loan growth.  We refer to our three commercial lending subsidiaries, our mortgage warehouse lending operations, and our residential loan purchase program as national platforms. At March 31, 2015, the new loan portfolio included $4.4 billion, $3.9 billion and $3.9 billion attributable to the Florida franchise, the New York franchise and the national platforms, respectively.

A comparison of portfolio composition at the dates indicated follows:

	New Loans		Total Loans
	March 31, 2015	December 31, 2014	March 31, 2015	December 31, 2014
Single family residential and home equity	21.1%	22.2%	26.9%	28.6%
Commercial real estate	45.2%	43.2%	42.1%	40.0%
Commercial	33.5%	34.4%	30.8%	31.2%
Consumer	0.2%	0.2%	0.2%	0.2%
	100.0%	100.0%	100.0%	100.0%

The Company's portfolio of equipment under operating lease grew by $51 million for the quarter ended March 31, 2015 to $366 million.

Asset Quality

Asset quality is strong. The ratio of non-performing, non-covered loans to total non-covered loans was 0.34% at March 31, 2015 compared to 0.29% at December 31, 2014. The ratio of total non-performing loans to total loans was 0.38% at March 31, 2015 compared to 0.31% at December 31, 2014.  The ratio of the allowance for non-covered loan and lease losses to non-performing, non-covered loans was 231.90% at March 31, 2015 compared to 281.54% at December 31, 2014. At March 31, 2015, non-performing assets totaled $61.0 million, including $11.2 million of other real estate owned (“OREO”), compared to $52.8 million, including $13.8 million of OREO, at December 31, 2014. Non-covered, non-performing assets totaled $41.8 million at March 31, 2015.

The provision for loan losses for the quarters ended March 31, 2015 and 2014 is reflective of continued growth in the new loan portfolio. For the quarters ended March 31, 2015 and 2014, the Company recorded provisions for loan losses of $8.1 million and $8.4 million, respectively. Of these amounts, provisions of $8.6 million and $7.6 million, respectively, related to new loans, and provisions (recoveries) of $(0.5) million and $0.8 million, respectively, related to covered loans.

The following tables summarize the activity in the allowance for loan and lease losses for the periods indicated (in thousands):

	Three Months Ended March 31, 2015				Three Months Ended March 31, 2014
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$—	$4,192	$91,350	$95,542	$2,893	$9,502	$57,330	$69,725
Provision (recovery)	—	(451)	8,598	8,147	2,298	(1,502)	7,607	8,403
Charge-offs	—	(639)	(3,399)	(4,038)	(5,191)	(723)	(2,549)	(8,463)
Recoveries	—	22	163	185	—	35	328	363
Balance at end of period	$—	$3,124	$96,712	$99,836	$—	$7,312	$62,716	$70,028

Deposits

At March 31, 2015, deposits totaled $14.3 billion compared to $13.5 billion at December 31, 2014.  Deposits in New York totaled $2.2 billion and $1.6 billion, respectively, at March 31, 2015 and December 31, 2014. The average cost of total deposits was 0.59% for the quarter ended March 31, 2015 compared to 0.61% for the immediately preceding quarter ended December 31, 2014 and 0.60% for the quarter ended March 31, 2014. Excluding the impact of hedge accounting and accretion of fair value adjustments, the average cost of total deposits was 0.55% for the quarter ended March 31, 2015. The average cost of interest bearing deposits declined to 0.73% for the quarter ended March 31, 2015 compared to 0.76% for the immediately preceding quarter ended December 31, 2014 and 0.75% for the quarter ended March 31, 2014.

Net interest income

Net interest income for the quarter ended March 31, 2015 increased to $172.7 million from $166.5 million for the quarter ended March 31, 2014. An $11.3 million increase in interest income was partially offset by a $5.1 million increase in interest expense. Interest income increased primarily as a result of an increase in the average balance of loans outstanding, partially offset by a decline in the yield on loans. An increase in the average balance of investment securities also contributed to the increase in interest income. Interest expense increased due primarily to an increase in average interest bearing liabilities, offset in part by a decline in the cost of interest bearing liabilities.

The Company’s net interest margin, calculated on a tax-equivalent basis, was 4.02% for the quarter ended March 31, 2015 as compared to 5.05% for the quarter ended March 31, 2014 and 4.26% for the immediately preceding quarter ended December 31, 2014. Significant factors impacting this expected trend in net interest margin for the quarter ended March 31, 2015 included:

•
The tax-equivalent yield on loans declined to 5.54% for the quarter ended March 31, 2015 compared to 7.04% for the quarter ended March 31, 2014, primarily because new loans, originated at yields lower than those on loans acquired in the FSB Acquisition, comprised a greater percentage of total loans.

•	The tax-equivalent yield on new loans was 3.48% for the quarter ended March 31, 2015 compared to 3.60% for the quarter ended March 31, 2014.

•
The tax-equivalent yield on loans acquired in the FSB Acquisition increased to 26.27% for the quarter ended March 31, 2015 from 26.07% for the quarter ended March 31, 2014. An increase in the yield due to improvements in expected cash flows was largely offset by decreases in proceeds from the sale of residential loans from a pool of ACI loans with a zero carrying value and in interest income recognized from ACI commercial loan resolutions.

•
The tax-equivalent yield on investment securities decreased to 2.59% for the quarter ended March 31, 2015 from 2.81% for the quarter ended March 31, 2014, driven primarily by the addition of shorter-duration investments with lower yields over the past year.

•
The average rate on interest bearing liabilities declined to 0.82% the quarter ended March 31, 2015 compared to 0.88% for the quarter ended March 31, 2014, primarily due to re-pricing of higher rate time deposits and FHLB advances.

The Company’s net interest margin continues to be impacted by reclassifications from non-accretable difference to accretable yield on ACI loans.  Non-accretable difference at acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans.  The accretable yield on ACI loans represented the amount by which undiscounted expected future cash flows exceeded the recorded investment in the loans.  As the Company’s expected cash flows from ACI loans have increased since the FSB Acquisition, the Company has reclassified amounts from non-accretable difference to accretable yield.
Changes in accretable yield on ACI loans for the quarter ended March 31, 2015 and the year ended December 31, 2014 were as follows (in thousands):

Balance at December 31, 2013	$1,158,572
Reclassifications from non-accretable difference	185,604
Accretion	(338,864)
Balance at December 31, 2014	1,005,312
Reclassifications from non-accretable difference	78,723
Accretion	(70,451)
Balance at March 31, 2015	$1,013,584

Non-interest income

Non-interest income totaled $20.7 million for the quarter ended March 31, 2015 as compared to $30.2 million for the quarter ended March 31, 2014.

The consolidated statement of income line items Provision for (recovery of) loan losses for covered loans; Income from resolution of covered assets, net; Gain on sale of covered loans; and Gain (loss) on covered OREO relate to transactions in the covered assets. The line item Net loss on FDIC indemnification represents the mitigating impact of FDIC indemnification on gains and losses arising from these transactions in the covered assets. The impact on pre-tax earnings of these transactions, net of FDIC indemnification, for the quarter ended March 31, 2015 was $4.9 million, compared to $17.5 million for the quarter ended March 31, 2014.

The Company recognized net gains on the sale of covered loans of $10.0 million for the quarter ended March 31, 2015 and a related net loss on FDIC indemnification of $(8.1) million, resulting in a pre-tax impact of $1.9 million. For the quarter ended March 31, 2014, the Company recognized net gains on the sale of covered loans of $19.3 million and a related net loss on FDIC indemnification of $(4.8) million, resulting in a pre-tax impact of $14.4 million. The gain recognized for the quarter ended March 31, 2014 related primarily to the sale of covered commercial loans prior to the termination of the Commercial Shared Loss Agreement with the FDIC. The net loss on FDIC indemnification related to covered loan sales for the quarter ended March 31, 2014 did not bear the 80% relationship to the net gain on sale that might generally be expected primarily because indemnification is determined based on the unpaid principal balance of the loans sold rather than carrying value and because proceeds in excess of the unpaid principal balance are not subject to sharing with the FDIC.

Non-interest expense

Non-interest expense totaled $114.1 million for the quarter ended March 31, 2015 as compared to $102.5 million for the quarter ended March 31, 2014.

Amortization of the FDIC indemnification asset was $22.0 million for the quarter ended March 31, 2015 compared to $15.7 million for the quarter ended March 31, 2014. The amortization rate increased to 9.39% for the quarter ended March 31, 2015 from 5.47% for the quarter ended March 31, 2014. As the expected cash flows from ACI loans have increased, expected cash flows from the FDIC indemnification asset have decreased, resulting in continued increases in the amortization rate.

Provision for income taxes

The effective income tax rate decreased to 34.7% for the quarter ended March 31, 2015 from 35.6% for the quarter ended March 31, 2014.  This decrease primarily related to increases in tax-exempt income.

Non-GAAP Financial Measure

Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful base for comparability to other financial institutions. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at March 31, 2015 (in thousands except share and per share data):

Total stockholders’ equity	$2,115,617
Less: goodwill and other intangible assets	68,256
Tangible stockholders’ equity	$2,047,361

Common shares issued and outstanding	103,414,014

Book value per common share	$20.46

Tangible book value per common share	$19.80

Earnings Conference Call and Presentation

A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Thursday, April 23, 2015 with Chairman, President and Chief Executive Officer, John A. Kanas, and Chief Financial Officer, Leslie N. Lunak.

The earnings release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (855) 760-8158 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the confirmation number for the call is 22604013. A replay of the call will be available from 2:00 p.m. ET on April 23rd through 11:59 p.m. ET on April 30th by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The pass code for the replay is 22604013. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited, Inc. and the FSB Acquisition

BankUnited, Inc., with total assets of $20.0 billion at March 31, 2015, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 100 branches in 15 Florida counties and 6 banking centers in the New York metropolitan area at March 31, 2015.

The Company was organized by a management team led by its Chairman, President and Chief Executive Officer, John A. Kanas, in 2009.  On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the FSB Acquisition.  Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the Loss Sharing Agreements, which covered certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities.  Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently purchased or originated loans (“new loans”) or other assets. Effective May 22, 2014 and consistent with the terms of the Loss Sharing Agreements, loss share coverage was terminated for those commercial loans and OREO and certain investment securities that were previously covered under the Loss Sharing Agreements.  Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold.  The Company’s current estimate of cumulative losses on the covered assets is approximately $4.0 billion.  The Company has received $2.6 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of March 31, 2015.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.

The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words.  Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved.  Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity.  If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements.  These factors should not be construed as exhaustive.  The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.  A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements.  Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 available at the SEC’s website (www.sec.gov).

Contacts
BankUnited, Inc.
Investor Relations:
Leslie Lunak, 786-313-1698
llunak@bankunited.com
or
Media Relations:
Mary Harris, 305-817-8117
mharris@bankunited.com

Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	March 31, 2015	December 31, 2014
ASSETS
Cash and due from banks:
Non-interest bearing	$42,966	$46,268
Interest bearing	45,899	33,979
Interest bearing deposits at Federal Reserve Bank	212,429	100,596
Federal funds sold	3,194	6,674
Cash and cash equivalents	304,488	187,517
Investment securities available for sale, at fair value	4,454,744	4,585,694
Investment securities held to maturity	10,000	10,000
Non-marketable equity securities	183,949	191,674
Loans held for sale	1,865	1,399
Loans (including covered loans of $988,097 and $1,043,864)	13,239,255	12,414,769
Allowance for loan and lease losses	(99,836)	(95,542)
Loans, net	13,139,419	12,319,227
FDIC indemnification asset	912,923	974,704
Bank owned life insurance	223,630	215,065
Equipment under operating lease, net	366,033	314,558
Other real estate owned (including covered OREO of $11,068 and $13,645)	11,203	13,780
Deferred tax asset, net	92,577	117,215
Goodwill and other intangible assets	68,256	68,414
Other assets	214,308	211,282
Total assets	$19,983,395	$19,210,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$2,718,596	$2,714,127
Interest bearing	976,438	899,696
Savings and money market	6,449,141	5,896,007
Time	4,117,064	4,001,925
Total deposits	14,261,239	13,511,755
Federal Home Loan Bank advances and other borrowings	3,293,678	3,318,559
Other liabilities	312,861	327,681
Total liabilities	17,867,778	17,157,995

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 103,414,014 and 101,656,702 shares issued and outstanding	1,034	1,017
Paid-in capital	1,389,392	1,353,538
Retained earnings	675,763	651,627
Accumulated other comprehensive income	49,428	46,352
Total stockholders' equity	2,115,617	2,052,534
Total liabilities and stockholders' equity	$19,983,395	$19,210,529

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Interest income:
Loans	$171,379	$163,783
Investment securities	28,220	24,826
Other	2,283	1,953
Total interest income	201,882	190,562
Interest expense:
Deposits	20,004	16,095
Borrowings	9,150	8,003
Total interest expense	29,154	24,098
Net interest income before provision for loan losses	172,728	166,464
Provision for (recovery of) loan losses (including $(451) and $796 for covered loans)	8,147	8,403
Net interest income after provision for loan losses	164,581	158,061
Non-interest income:
Income from resolution of covered assets, net	15,154	13,061
Net loss on FDIC indemnification	(20,265)	(16,904)
FDIC reimbursement of costs of resolution of covered assets	707	1,128
Service charges and fees	4,451	4,005
Gain on sale of loans, net (including gain related to covered loans of $10,006 and $19,294)	10,166	19,332
Gain on investment securities available for sale, net	2,022	361
Lease financing	6,237	3,871
Other non-interest income	2,269	5,336
Total non-interest income	20,741	30,190
Non-interest expense:
Employee compensation and benefits	49,479	49,449
Occupancy and equipment	18,170	16,967
Amortization of FDIC indemnification asset	22,005	15,741
Other real estate owned expense (income), net (including loss (gain) related to covered OREO of $471 and $(2,806))	1,224	(1,697)
Deposit insurance expense	2,918	2,252
Professional fees	3,298	3,430
Telecommunications and data processing	3,471	3,307
Other non-interest expense	13,579	13,012
Total non-interest expense	114,144	102,461
Income before income taxes	71,178	85,790
Provision for income taxes	24,721	30,519
Net income	$46,457	$55,271
Earnings per common share, basic	$0.44	$0.53
Earnings per common share, diluted	$0.44	$0.53
Cash dividends declared per common share	$0.21	$0.21

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended March 31,
	2015			2014
	Average Balance	Interest (1)	Yield / Rate (2)	Average Balance	Interest (1)	Yield / Rate (2)
Assets:
Interest earning assets:
Loans	$12,694,336	$174,903	5.54%	$9,487,617	$166,126	7.04%
Investment securities (3)	4,484,921	28,997	2.59%	3,622,388	25,453	2.81%
Other interest earning assets	487,903	2,283	1.89%	357,535	1,953	2.21%
Total interest earning assets	17,667,160	206,183	4.69%	13,467,540	193,532	5.77%
Allowance for loan and lease losses	(97,859)			(72,566)
Non-interest earning assets	1,962,851			1,984,935
Total assets	$19,532,152			$15,379,909
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$909,719	1,044	0.47%	$686,998	708	0.42%
Savings and money market deposits	6,115,248	7,759	0.51%	4,655,143	5,376	0.47%
Time deposits	4,041,652	11,201	1.12%	3,347,334	10,011	1.21%
Total interest bearing deposits	11,066,619	20,004	0.73%	8,689,475	16,095	0.75%
FHLB advances and other borrowings	3,370,800	9,150	1.10%	2,426,109	8,003	1.34%
Total interest bearing liabilities	14,437,419	29,154	0.82%	11,115,584	24,098	0.88%
Non-interest bearing demand deposits	2,742,683			2,139,414
Other non-interest bearing liabilities	263,806			160,110
Total liabilities	17,443,908			13,415,108
Stockholders' equity	2,088,244			1,964,801
Total liabilities and stockholders' equity	$19,532,152			$15,379,909
Net interest income		$177,029			$169,434
Interest rate spread			3.87%			4.89%
Net interest margin			4.02%			5.05%

(1) On a tax-equivalent basis where applicable
(2) Annualized
(3) At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share amounts)

	Three Months Ended March 31,
c	2015	2014
Basic earnings per common share:
Numerator:
Net income	$46,457	$55,271
Distributed and undistributed earnings allocated to participating securities	(1,772)	(2,145)
Income allocated to common stockholders for basic earnings per common share	$44,685	$53,126
Denominator:
Weighted average common shares outstanding	102,231,870	101,325,157
Less average unvested stock awards	(1,013,346)	(977,439)
Weighted average shares for basic earnings per common share	101,218,524	100,347,718
Basic earnings per common share	$0.44	$0.53
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$44,685	$53,126
Adjustment for earnings reallocated from participating securities	4	3
Income used in calculating diluted earnings per common share	$44,689	$53,129
Denominator:
Weighted average shares for basic earnings per common share	101,218,524	100,347,718
Dilutive effect of stock options	615,846	144,483
Weighted average shares for diluted earnings per common share	101,834,370	100,492,201
Diluted earnings per common share	$0.44	$0.53

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended March 31,
	2015	2014
Financial ratios (5)
Return on average assets	0.96%	1.46%
Return on average stockholders’ equity	9.02%	11.41%
Net interest margin (4)	4.02%	5.05%

	March 31, 2015	December 31, 2014
Capital ratios
Tier 1 leverage	10.34%	10.70%
Common Equity Tier 1 ("CET1") risk-based capital	14.87%	N/A
Tier 1 risk-based capital	14.87%	15.45%
Total risk-based capital	15.67%	16.27%

	March 31, 2015		December 31, 2014
	Non-Covered	Total	Non-Covered	Total
Asset quality ratios
Non-performing loans to total loans (1) (3)	0.34%	0.38%	0.29%	0.31%
Non-performing assets to total assets (2)	0.21%	0.31%	0.17%	0.27%
Allowance for loan and lease losses to total loans (3)	0.79%	0.75%	0.80%	0.77%
Allowance for loan and lease losses to non-performing loans (1)	231.90%	200.37%	281.54%	244.69%
Net charge-offs to average loans (5)	0.13%	0.12%	0.08%	0.15%

(1) We define non-performing loans to include non-accrual loans, loans, other than ACI loans, that are past due 90 days or more and still accruing and certain loans modified in troubled debt restructurings.  Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans.

(2) Non-performing assets include non-performing loans and OREO.

(3) Total loans is net of premiums, discounts, and deferred fees and costs.

(4) On a tax-equivalent basis.

(5) Annualized.